Exhibit 10.1

DATE: June 23, 2016

SOLAIRE KOREA CO., LTD.

and

BLOOMBERRY RESORTS CORPORATION

and

IAO KUN JEJU HOTEL COMPANY LIMITED

SHARE PURCHASE AGREEMENT

relating to

GOLDEN & LUXURY CO., LTD.

SHARE PURCHASE AGREEMENT	i

THIS SHARE PURCHASE AGREEMENT (this "Agreement") is made on June 23, 2016

BETWEEN:

(1)	SOLAIRE KOREA CO., LTD., a company incorporated in Korea having its registered office at Human Star Ville #2602, Dosan-daero 454, Gangnam-gu, Seoul, Korea ("Seller A");

(2)	BLOOMBERRY RESORTS CORPORATION, a company incorporated in the Philippines having its registered office at the Executive Offices, Solaire Resort & Casino, 1 Asean Avenue, Entertainment City, Tambo, Paranaque City, Philippines ("Seller B", together with Seller A, the "Sellers"); and

(3)	IAO KUN JEJU HOTEL COMPANY LIMITED, a company incorporated in Hong Kong with limited liability having its registered office at Room 1015, 10/F., Park-In Commercial Centre, 56 Dundas Street, Mongkok, Kowloon, Hong Kong (the "Purchaser").

WHEREAS:

(A)	Golden & Luxury Co., Ltd. (the "Company") is a company incorporated in Korea with company registration number 110111-0353659 and whose registered office is at 67, Sammu-ro, Yeon-dong, Jeju-si, Jeju-do, Korea 690-724. Further details of the Company are set out in Schedule 1.

(B)	The Company owns and operates the Hotel (as hereinafter defined) and the Casino (as hereinafter defined) in Jeju, Korea.

(C)	Seller A owns 15,851,018 shares of common stock of the Company, par value KRW500 per share, (the "Sale Shares") which represents 96.23% of the Company's total issued and outstanding capital stock. Seller A intended to transfer 1,647,200 shares of the Sale Shares to Seller B, the parent company of Seller A, but such transfer has not been implemented.

(D)	The Company is indebted to the Sellers in the sum of KRW45,200,000,000 as the Sale Loans (as hereinafter defined).

(E)	Seller A purchased the Sale Shares from various persons (the "Previous Owners") in 2015 under the terms of the Share Sale and Purchase Agreement dated 17 February 2015 (the "2015 Purchase Agreement"), a copy of which has been provided to the Purchaser.

(F)	Seller A has agreed to sell and the Purchaser has agreed to purchase the Sale Shares on the terms and conditions set out in this Agreement.

(G)	The Sellers have agreed to sell and the Purchaser has agreed to purchase the Sale Loans on the terms and conditions set out in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement (including the Recitals and Schedules), unless the context requires otherwise, the following words and expressions shall have the meanings ascribed to each of them respectively below:

SHARE PURCHASE AGREEMENT	1

"Accounts"	means the Management Accounts and the Audited Accounts;

"Accounts Date"	means 31 December 2015;

"Audited Accounts"	means the audited accounts of the Company comprising, inter alia, the audited balance sheet as at the Accounts Date and the audited profit and loss account for the period ended on the Accounts Date, the notes and the cash flow statement relating thereto and the reports of the directors and auditors thereon;

"Board Resolution"	means a resolution of the board of directors of the Purchaser or the Sellers, as applicable;

"Business Day"	means a day (excluding Saturday and Sunday) on which commercial banks and foreign exchange markets are open for business in Philippines, Seoul and Hong Kong;

"Casino"	means a casino operating under the tradename of Jeju Sun Casino within the Hotel whose facilities contain slot machines and traditional and electric gaming tables;

"Casino Licence"	means the casino licence which is carried under the tradename of Jeju Sun Casino at the Hotel and granted under the Tourism Promotion Act of Korea;

"Company"	has the meaning given in Recital (A) above;

"Completion"	means completion of the sale and purchase of the Sale Shares and the Sale Loans in accordance with the provisions of Clause 6;

"Completion Date"	means the date falling 45 days after the date of this Agreement or such other date as is agreed in writing by the parties, provided, however, that if the Completion Date falls on a date which is not a Business Day, it will be postponed to the next Business Day;

"Conditions"	means each of the conditions precedent to Completion, as set out in Clause 3;

"Consideration"	means the consideration for the Sale Shares and the Sale Loans set out in Clause 4;

"Encumbrance"	means any mortgage, charge, pledge, lien, hypothecation, option, restriction, equity, right to acquire, co-sale or tag along right, deferred purchase, title retention, leasing, sale and purchase, sale and leaseback arrangement, call or put option, right of pre-emption, third party rights or interest or whatever nature, other encumbrance or security interest of any kind or any other type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect;

SHARE PURCHASE AGREEMENT	2

"Event"	means any act, omission, transaction or circumstance occurring or subsisting at the relevant time;

"Hong Kong"	means the Hong Kong Special Administrative Region of the People's Republic of China;

"Hotel"	means Jeju Sun Hotel, a 5-hibiscus hotel, located at 67, Sammu-ro, Yeon-dong, Jeju-si, Jeju-do, Korea 690-724;

"Korea"	means the Republic of Korea;

"KRW"	means Korean Won, the lawful currency for the time being of Korea;

"Leased Real Property"	means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in the Company's business;

"Leases"	all leases, subleases, licences, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Company holds any Leased Real Property;

"Licences"	means all licences, approvals and permits issued or granted by a relevant government or statutory authorities and which are necessary in order to ensure the lawful conduct of the business carried on by the Company from time to time, including, without limitation, the lawful conduct of the business at the Casino, the Hotel and in respect of each of the facilities located therein;

"Management Accounts"	means the unaudited balance sheet and profit and loss accounts of the Company as at and for the period form 1 January 2016 to the Completion Date and reviewed by UHY Seil Accounting Corp.;

"Relevant Capacity"	means for his own account or for that of any person, firm or company other than the Purchaser or the Company and whether through the medium of any company which is his associate (for which purpose there shall be aggregated with his shareholding or ability to exercise control of the shares held or controlled by any of his associates) or as principal, partner, director, employee, consultant or agent;

SHARE PURCHASE AGREEMENT	3

"Sale Loans"	means all loans, non-trade payables, obligations under finance leases and all other monetary liabilities owing or payable by the Company to the Sellers as at the Completion Date;

"Sale Loans Assignment"	means the assignment of the Sale Loans in the form attached as Schedule 4 to be executed by each of the Sellers and the Company in favour of the Purchaser;

"Sale Shares"	has the meaning given in Recital (C) above;

"Seller's Management Period"	means the period from 10 May 2015 when Seller A took over control and management of the Company up to the Completion Date;

"Tax" and "Taxation"	means and includes all forms of tax, levy (including contribution to the Tourism Promotion and Development Fund), duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority in Korea and includes any interest, additional tax, penalty or other charge payable or claimed in respect thereof;

"US$"	means the lawful currency for the time being of the United States of America; and

"Warranties"	means the warranties, representations and undertakings of Seller A and Seller B, respectively contained in this Agreement, including the representations, warranties and undertakings contained in Schedule 2 and Schedule 3, respectively. For the avoidance of doubt, Seller A does not warrant any condition, status or occurrence, and shall not be liable for anything, that accrued or transpired before the commencement of the Seller's Management Period.

1.2	References herein to Clauses and the Schedules are to clauses in and the schedules to, this Agreement unless the context requires otherwise and the Schedules to this Agreement shall be deemed to form part of this Agreement.

1.3	The expressions the "Sellers" and the "Purchaser" shall, where the context permits, include their respective successors and personal representatives, provided that no personal representative of the Sellers or the Purchaser shall be liable for any breach of any obligation of the Sellers or the Purchaser, as applicable, under this Agreement.

1.4	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

SHARE PURCHASE AGREEMENT	4

1.5	Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

2.	SALE AND PURCHASE OF THE SALE SHARES AND SALE LOANS

2.1	Subject to the terms and conditions of this Agreement, Seller A shall sell and the Purchaser, relying on the Warranties and subject to the satisfaction of the Conditions specified in Clause 3, shall purchase the Sale Shares free from all Encumbrances and together with all rights attaching or accruing to the Sale Shares and all dividends and distributions declared, made or paid in respect of them on or after the date of this Agreement. Seller B hereby covenants with the Purchaser that it agrees to such sale of the Sale Shares by Seller A and shall waive any right or interest it may have in respect of the Sale Shares notwithstanding the second sentence in Recital (C).

2.2	Subject to the terms and conditions of this Agreement, the Sellers shall sell and the Purchaser, relying on the Warranties and subject to the satisfaction of the Conditions specified in Clause 3, shall purchase the Sale Loans free from all Encumbrances and together with all rights of any nature which are now or which may at any time become attached thereto on or after the date of this Agreement.

3.	CONDITIONS

3.1	Completion of the sale and purchase of the Sale Shares and the Sale Loans under this Agreement is conditional upon the following conditions being fulfilled in all respects:

(a)	the passing of the Board Resolution and an ordinary resolution by the Purchaser's shareholders to approve this Agreement and the transactions contemplated thereunder;

(b)	the passing of the Board Resolution of the Sellers to approve this Agreement and the transactions contemplated thereunder;

(c)	the valuation of the Company to be valued by an independent valuer and reviewed by auditor appointed by the Purchaser shall not be less than KRW122,103,000,000;

(d)	if required, the relevant authorities in Korea approving the transactions contemplated by this Agreement excluding the approval of the change in the representative director of the Company which can happen only after the Completion Date;

(e)	there being no law, or legally binding decision, order or disposition of the court or other government or statutory authorities that restricts or prohibits transferring of all or part of the Sale Shares or the Sale Loans to the Purchaser or modifies the terms and conditions of this Agreement or adversely affects performance of this Agreement;

(f)	there being no issue with the antitrust filing to be filed with the Korea Fair Trade Commission;

(g)	if required, Seller A shall assist the Purchaser to complete the acceptance of the report on succession to the Company's Casino business;

SHARE PURCHASE AGREEMENT	5

(h)	the receipt by the Purchaser of a legal opinion (in form and substance satisfactory to the Purchaser) issued by a firm of Korean legal advisers appointed by the Purchaser in relation to this Agreement and the transactions contemplated hereunder, as to the following (including but not limited to): (i) the due incorporation, shareholding structure, valid and continued existence of the Company; (ii) the validity, legality and enforceability of all relevant approvals, Licences, registrations, confirmation and/or permits for the Company to conduct its business as required under the laws and regulations in Korea; and (iii) that the entering into and completion of this Agreement and the transactions contemplated hereunder will not cause the Company to be in breach of any such approvals, Licences etc.;

(i)	the Purchaser being satisfied, at its absolute discretion, with the results of its legal, financial and tax due diligence of the Company;

(j)	the obtaining by the Sellers, to the Purchaser's satisfaction, of all necessary consents, authorisations or other approvals of any kind in connection with the entering into and performance by it of the terms of this Agreement which may be required by any regulatory authority or any relevant governmental agencies;

(k)	the obtaining of the consent letter of auditors of the Company at the cost of the Purchaser to incorporation by reference of the English translation of their audit report in Form 6-K which has been prepared in accordance with accounting principles generally accepted in Korea for the year ended December 31, 2015;

(l)	all obligations and covenants of the Sellers to be performed under this Agreement on or before the Completion Date having been duly performed;

(m)	having obtained the resignation letters or agreement of the existing directors and statutory auditor of the Company stating that they voluntarily resign from their respective positions, and they have no claims against the Company; and

(n)	there having been no adverse material change in the business and financial prospects of the Company and all Warranties given by Seller A remaining true and correct on the Completion Date.

3.2	Seller A shall provide or procure to be provided to the Purchaser all information in its possession or under its control that is required by the Purchaser for the purpose of satisfying any of the Conditions. Seller A undertakes that the Purchaser, its directors, officers, employees, advisors and agents, shall be given all reasonable access to the books, records and accounts of the Company for such purpose, subject to such limitations necessary to maintain the strict confidentiality of this Agreement and transactions contemplated herein.

3.3	Seller A undertakes to the Purchaser that there would be no transfer of any of the Sale Shares or the amount of the Sale Loans and no change to the share capital of the Company from the date of the signing of this Agreement and prior to the date of Completion.

3.4	The Purchasers may at any time waive all or any of the Conditions in writing on or before 4:00 p.m. (Hong Kong time) on the Completion Date.

3.5	If the Conditions (other than the Condition in Clause 3.1(a)) have not all been fulfilled or waived before 4:00 p.m. (Hong Kong time) on the Completion Date by the Purchaser:

SHARE PURCHASE AGREEMENT	6

(a)	this Agreement shall lapse;

(b)	the Initial Deposit shall be returned to the Purchaser without any withholding or deduction within 3 days; and

(c)	upon the return of the Initial Deposit to the Purchaser pursuant to Clause 3.5.(b), subject to the liability of any party to the other party in respect of any antecedent breach of the terms of this Agreement, none of the parties will have any further rights or obligations under this Agreement except in respect of the provisions of Clauses 16 (Confidentiality) and 17 (Governing Law) which will continue in full force and effect.

4.	CONSIDERATION

4.1	The aggregate amount of the Consideration for the sale and purchase of the Sale Shares and the Sale Loans shall be the sum of KRW117,500,000,000, of which:

(a)	KRW10,000,000,000 or US$ equivalent of such KRW amount converted into US dollars at the Spot Rate (the "Initial Deposit") will be payable by the Purchaser to the Sellers as an initial deposit upon the signing of this Agreement by way of deposit into an escrow account to be opened in the Philippines with BDO Unibank Inc. Trust Department, release of which to the Sellers shall occur after 30 days of such deposit and if the Purchaser has not found any reason not to proceed with the Completion under this Agreement; and

(b)	The balance of the Consideration (net of the Initial Deposit) less the Holdback, that is KRW103,500,000,000 or US$ equivalent of such KRW amount converted into US dollars at the Spot Rate, will be payable by the Purchaser to the Sellers on Completion Date.

4.2	For the purposes of Clause 4.1, "Spot Rate" means the applicable KRW/US$ foreign currency exchange rate, expressed as the closing rate of KRW per one US$, reported by Bloomberg on one Business Day prior to the date of this Agreement in the case of the Initial Deposit and the Completion Date in the case of the balance of the Consideration.

4.3	The Consideration of KRW117,500,000,000 shall be apportioned as follows:

(a)	KRW72,300,000,000 less the Holdback payable by the Purchaser to Seller A for the sale and purchase of the Sale Shares;

(b)	KRW38,600,000,000 payable by the Purchaser to Seller A for the sale and purchase of Seller A's portion of the Sale Loans; and

(c)	KRW6,600,000,000 payable by the Purchaser to Seller B for the sale and purchase of Seller B's portion of the Sale Loans.

4.4	The Consideration of KRW117,500,000,000 shall be applied in the following order of priority:

(a)	firstly, KRW6,600,000,000 out of the Initial Deposit of KRW10,000,000,000 in and towards payment to Seller B for the sale of its portion of the Sale Loans;

(b)	secondly, KRW3,400,000,000 out of the Initial Deposit of KRW10,000,000,000 in and towards payment to Seller A for the sale of its portion of the Sale Loans;

SHARE PURCHASE AGREEMENT	7

(c)	thirdly, KRW35,200,000,000 out of the balance of the Consideration in and towards payment to Seller A for the sale of its portion of the Sale Loans; and

(d)	fourthly, KRW68,300,000,000 (net of the Holdback) out of the balance of the Consideration in and towards payment to Seller A for the sale of the Sale Shares.

4.5	After signing of this Agreement and before the Completion, if any material liability of the Company is discovered, the Purchaser may terminate this Agreement as provided in Clause 3.5.

4.6	An amount equal to KRW4,000,000,000 (the "Holdback") from the Consideration shall be retained in a bank account by the Purchaser (for which a representative of Seller A shall be an authorised co-signatory) to set off any potential liabilities of the Company or its officers or employees arising from litigation or any other breach of any nature that: (a) occurred or accrued during the Seller's Management Period, (b) is not provided for or recognized in the Accounts and (c) are filed prior to the date falling on 22 October 2017 (the "Holdback Cut-off Date"). However, if any legal proceedings filed prior to the Holdback Cut-off Date against or by the Company or its officers or employees have not been definitively concluded, the disputed amount (including reasonable interests and expenses) shall be held back from the release of the balance of the Holdback (such extended amount held back, the "Residual Holdback") on the Holdback Cut-off Date until such legal proceeding is concluded.

4.7	On the Holdback Cut-off Date, the Purchaser shall release the balance of the Holdback, net of any Residual Holdback and any deductions (as listed below), by depositing with a bank account as instructed in writing by Seller A. The amounts to be deducted from the Holdback on the Holdback Cut-off Date are as follows (and the Purchaser shall notify Seller A of the following deductions in writing at least five (5) days prior to the Holdback Cut-off Date):

(a)	An amount acknowledged and found by the final decision of criminal litigation as damage (including any interest, default interest, cost of litigation, legal fees or any and all expenses disbursed by the Company or the Purchaser ("Cost and Expenses") suffered by the Company due to embezzlement or breach of trust by its present or former officers and/or employees that occurred during the Seller's Management Period and not provided for in the Accounts;

(b)	The liabilities (including Cost and Expenses) arising from any legal proceedings and any related procedures filed against the Company or any of its officers or employees pertaining to matters that occurred during the Seller's Management Period and not provided for in the Accounts;

(c)	Any and all tax liabilities to be borne by the Company as a result of the regular tax audit or special tax audit to be made of the Company for the Seller's Management Period and such tax liability is not provided for in the Accounts. In this respect, the Purchaser may deduct the entire amount of tax liabilities imposed by the tax authorities and the cost incurred by such tax audits without the need to wait for the result of objection or litigation against the imposed taxes, provided that the Company shall dispute such tax liability in good faith and any amount recovered by the Company if it prevails in such dispute shall be returned to Seller A;

SHARE PURCHASE AGREEMENT	8

(d)	Any other liabilities for any promissory notes issued by the Company during the Seller's Management Period, and such liability is not provided for in the Accounts. In this respect, the Purchaser may deduct the entire liabilities for such notes without the need to wait for the result of the litigation on the relevant notes or notwithstanding any claim of the noteholders, provided that the Company shall dispute the liability from such notes in good faith and any amount recovered by the Company if it prevails in such dispute shall be returned to Seller A;

(e)	An amount of the security deposit given during the Seller's Management Period and not provided in the Accounts that is not yet returned as of the Holdback Cut-off Date from any lessor of any lease agreement that has been terminated or the term of which has been expired. In this respect, the Purchaser may deduct the entire amount without the need to wait for the result of any legal proceedings or execution proceedings for return of the relevant security deposit;

(f)	Any additional amount of contributions to the tourism promotion and development fund to be borne by the Company in relation to omitted sales by the management of the Company during the Seller's Management Period. In this regard, the entire expected amount of contributions based on such sales as set out in the accusation may be deducted without any need to wait for the result of the relevant criminal proceeding; provided, however, that if the Company is in receipt of the notice of additional payment of the tourism promotion and development fund from the government, all of such amount as notified shall be deducted, provided that the Company shall dispute such liability in good faith and any amount recovered by the Company if it prevails in such dispute shall be returned to Seller A;

(g)	All accrued and outstanding liabilities and entitlements owed to the Company's current and/or former directors, officers and employees covering their employment or service during the Seller's Management Period;

(h)	All liabilities arising from any other violation of relevant rules or regulations in Korea as applicable to the Company that occurred during the Seller's Management Period; and

(i)	Without prejudice to any other provision in this Agreement, the Purchaser's claim for damages against Seller A due to Seller A's breach of any of its Warranties under this Agreement, provided that if Seller A disputes such claim for damages and a non-appealable final judgment of a court of competent jurisdiction is rendered in favour of Seller A, such Holdback deduction shall be returned to Seller A.

For the avoidance of doubt, the Holdback shall not be used to pay for liabilities which are provided for in the Accounts, and for any liabilities that pertain to matters that occurred or which accrued before 10 May 2015 when Seller A took over management of the Company. Notwithstanding any other provision of this Agreement, if before 22 October 2017, the Company or Seller A files a claim (the "Claim") against the Previous Holdback referred to in Clause 4.8 pursuant to Article 5 of the 2015 Purchase Agreement, then the Purchaser is entitled to deduct from the Holdback the amount corresponding to the Claim. And Seller A shall then be entitled to get paid from the Previous Holdback for the amount of the Claim.

4.8	There is currently approximately KRW11,500,000,000 remaining from the retention amount held back (the "Previous Holdback") from the Previous Owners from whom Seller A acquired its Sale Shares. The Previous Holdback is held in an account under Seller A's name and shall continue to cover any contingent liabilities of the Company or its officers or employees arising from litigation or any other breach under the 2015 Purchase Agreement of any nature up until 22 October 2017.

SHARE PURCHASE AGREEMENT	9

5.	OPERATION OF THE COMPANY PENDING COMPLETION

5.1	Seller A covenants with the Purchaser that, during the period from the date of this Agreement to Completion, it shall procure that the Company shall (unless the Purchasers otherwise agree in writing):

(a)	continue its business as it is carried out at the date of this Agreement in the ordinary and usual course and so as to maintain the same as a going concern;

(b)	not amend or terminate any material agreement, arrangement or obligation to which it is a party or release or cancel any liabilities or obligations owed by a third party to the Company;

(c)	save as required under any mandatory provisions of Korean law, not increase or agree to increase the remuneration (including, without limitation, salary, bonuses, commissions, profits in kind, pension contributions and welfare funds) of any of its directors or employees, or vary the terms of employment of, or dismiss, any key employee, or engage any new employee, or agree to provide any gratuitous payment or benefit to any person, in each case other than in the normal course of business; provided, however, that Seller A has arranged for termination or retirement, as applicable, of Jaeseok Lim, Bongsoo Byun, Jonghyun Ahn and Kwangsik Shin;

(d)	not create or agree to create any Encumbrance over any of its assets or make any loans or enter into any guarantee or stand surety for the obligations of any third party;

(e)	not grant any credit except normal trade credit given in the ordinary course of business;

(f)	not change its accounting reference date;

(g)	not issue or agree to issue any of its share or loan capital or grant or agree to grant any option over or right to acquire any of its share or loan capital;

(h)	not borrow or otherwise raise money or incur or discharge any indebtedness or create any security, except advances from the Sellers;

(i)	not repay any of the Sale Loans;

(j)	not enter into any contract (otherwise than in the ordinary course of business)

or any capital commitment or undertake or incur any contingent liability;

(k)	in any respect not depart from the ordinary course of its day to day business;

(l)	not declare, pay or make any dividends or other distributions; or

(m)	not appoint any directors other than as provided in this Agreement, and Seller A shall procure that the Purchaser be kept fully, punctually and regularly informed of the affairs of the Company until the Completion Date;

(n)	not enter into any litigation or arbitration proceedings unless conduct of such litigation or arbitration proceedings is necessary in response to litigation or arbitration proceedings commenced by any third party;

SHARE PURCHASE AGREEMENT	10

(o)	except in the usual course of its business or unless it is necessary to protect its interests, not compromise, settle, release, discharge or compound litigation or arbitration proceedings or a liability, claim, action, demand or dispute, or waive a right in relation to litigation or arbitration proceedings; and

(p)	not cancel or fail to renew by the relevant due date the insurance policies in force at the date of this Agreement nor do or omit to do anything to render such policies void or voidable.

6.	COMPLETION

6.1	Subject to Clause 3, the Completion shall take place at the offices of Jipyong in Korea on the Completion Date.

6.2	At Completion, each of the Sellers shall deliver or procure to be delivered to the Purchaser the followings:

By Seller A

(a)	all of the original share certificates representing the Sale Shares, or transfer certificates representing the relevant Sale Shares to be delivered to the securities account designated by the Purchaser (such securities account which shall be notified by the Purchaser no later than one (1) Business Days prior to the Completion Date).;

(b)	the shareholders registry of the Company showing Seller A as the registered owner of the Sale Shares;

(c)	document evidencing share transfer of the Sale Shares to the Purchaser by account transfer through electronic book-entry change in accounts of Seller A and the Purchaser without physical movement of certificates of the Sale Shares;

(d)	a legal opinion (in form and substance satisfactory to the Purchaser) issued by a firm of Korean legal advisers appointed by the Purchaser as set out in Clause 3.1(h);

(e)	the Board Resolutions of Seller A authorising and approving the sale of the Sale Shares and its part of the Sale Loans;

(f)	the resolutions of the board of directors of the Company approving the assignment of the Sale Loans as contemplated by this Agreement;

(g)	the Sale Loans Assignment dated the Completion Date duly executed by Seller A and the Company in favour of the Purchaser assigning its part of the Sale Loans;

(h)	articles of incorporation, commercial registry extracts and business registration (if any, including all application forms therefor) of the Company;

(i)	duly executed resignation letters or agreements of the existing directors and statutory auditor of the Company;

(j)	all credit cards in the name of or for the account of the Company in the possession of any person resigning from his office or employment on Completion;

SHARE PURCHASE AGREEMENT	11

(k)	in respect of the Company:

(i)	all statutory records and minute books (which shall be written up to date as at Completion) which were handed to Seller A by the Previous Owners and kept by Seller A and any unissued share certificates and other statutory records;

(ii)	the corporate seal and all rubber stamps, cheque books, cheque stubs and bank statements, receipt books, all current insurance policies, books and accounts and title deeds and evidence of ownerships to all assets and all current contracts and all other accounting records, which are in the possession of Seller A;

(iii)	copies of all Tax returns and assessments (received where the due dates for payment fell on or before the Completion Date) which were handed to Seller A by the Previous Owners and kept by Seller A and those which pertain to the Seller's Management Period; and

(iv)	all correspondence and other documents belonging to the Company which were handed to the Sellers by the Previous Owners and kept by Seller A and those which pertain to the Seller's Management Period;

(l)	copies of all bank mandates given by the Company;

(m)	bank statements dated not earlier than two Business Days before Completion for all bank accounts of the Company together with cash book balances of the Company as at Completion;

(n)	all current insurance policies;

(o)	a copy of the new collective bargaining agreement (if any) between the

Company and its labor union;

(p)	a confirmation that the consultation with Jeju Special Self-Governing Province regarding the application procedure for updating the Casino Licence and Hotel Business Registration with respect to the change in the Company's shareholder and representative director has been successfully conducted;

(q)	such waivers, consents or other documents as the Purchaser may reasonably require to enable the full beneficial ownership of the Sale Shares and the Sale Loans to vest in the Purchaser or to enable the Purchaser to be registered as the holder of the Sale Shares;

(r)	a deed of assignment to transfer the legal title of the Jeju Sun Hotel & Casino Service Mark Registration No. 41-2015-002708 in the registry of the Korean Intellectual Property Office from Seller A into the name of the Company; and

(s)	such other documents and things as the Purchaser may reasonably request to implement the transactions contemplated herein.

For the avoidance of doubt, Seller A shall have no responsibility to turn over to the Purchaser past documents, records, checks, receipts and any other thing that was not turned over to Seller A by the Previous Owners.

SHARE PURCHASE AGREEMENT	12

By Seller B:

(t)	the Board Resolution of Seller B authorising and approving the sale of its part of the Sale Loans; and

(u)	the Sale Loans Assignment dated the Completion Date duly executed by Seller B and the Company in favour of the Purchaser assigning its part of the Sale Loans.

6.3	Against compliance with the provisions of Clauses 6.2, the Purchaser shall pay or procure the payment of the balance of the Consideration (net of the Initial Deposit in the escrow account) to the following account:

Bank: Korea Exchange bank (KEB)

Swift Code: KOEXKRSE

Account Number: 650-009815-558

Beneficiary: Solaire Korea Co., Ltd.

Bank Address: World Trade Center Branch

Samsung-Dong 159, Gangnam-gu, Seoul, Korea

6.4	In the event that, after signing this Agreement but before the release of the Initial Deposit, (a) Seller A elects not to pursue the transactions contemplated herein other than due to (i) any breach by the Purchaser of this Agreement or (ii) failure to meet any condition for Completion of the transactions through no fault of Seller A or (b) Seller A breaches its obligations under this Agreement to complete the transactions contemplated herein, as a genuine and reasonable pre-estimate of the lost opportunities to be incurred by the Purchaser in pursuing the transactions contemplated herein, Seller A shall be responsible to pay all actual expenses incurred by the Purchaser in connection with this Agreement and the transactions contemplated herein, not to exceed KRW2,000,000,000, to the following account:

Bank: ICBC Macau

Swift Code: ICBKMOMX

Account Number: USD S/A 0119100200006371107

Bank Address: 18/F, ICBC Tower, Macau Landmark, 555 Avenida da Amizade, Macau

Beneficiary: Iao Kun Jeju Hotel Company Limited

provided, however, that if such election not to pursue the transactions contemplated herein shall occur after the release of the Initial Deposit, the Sellers shall also return the Initial Deposit to the Purchaser.

6.5	Without prejudice to any other remedies available to the Purchaser, if any of the provisions of Clauses 6.2 is not fully complied with, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including specific performance) to elect to effect Completion so far as practicable having regard to the defaults which have occurred and treat this Agreement as completed subject to satisfaction of a condition subsequent that the defaults be remedied within such time as it may specify or to terminate this Agreement.

6.6	In the event that, after signing this Agreement the Purchaser withdraws from or terminates this Agreement without cause or all of the Conditions in Clause 3 and Completion deliverables in Clause 6.2 have been satisfied and the Purchaser elects not to pursue the transactions contemplated herein, as a reasonable pre-estimate of the lost opportunities to be incurred by Seller A in pursuing the transactions contemplated herein, Seller A shall be entitled to receive KRW2,000,000,000 from the Purchaser. The Purchaser shall procure that its parent company, Iao Kun Group Holding Company Limited, issue a letter of guarantee at the even date hereof in support of such payment to Seller A.

SHARE PURCHASE AGREEMENT	13

7.	WARRANTIES OF THE SELLERS

7.1	Seller A hereby warrants and represents to the Purchaser (for itself and for the benefit of its successors and assigns) that the Warranties contained in Schedule 2 covering the Seller's Management Period are true and accurate in all respects as at the date of this Agreement and will continue to be so up to the time of Completion and not misleading in any respect. For the avoidance of doubt, Seller A does not warrant any condition, status or occurrence, and shall not be liable for anything, that accrued or transpired before the commencement of the Seller's Management Period.

7.2	Seller B hereby warrants and represents to the Purchaser (for itself and for the benefit of its successors and assigns) that the Warranties contained in Schedule 3 are true and accurate in all respects as at the date of this Agreement and will continue to be so up to the time of Completion and not misleading in any respect.

7.3	The Warranties shall survive Completion insofar as the same are not fully performed on Completion.

7.4	Prior to the Completion Date, if any of the Warranties set out in Schedule 2 or Schedule 3 is found to be materially untrue, inaccurate or misleading or have not been fully carried out in any material respect, or in the event of the Seller becoming unable or failing to do anything required under this Agreement to be done by it at or before the Completion Date, the Purchaser may by notice in writing terminate this Agreement.

7.5	Seller A hereby undertakes to indemnify and keep indemnified on demand the Purchaser against any loss, liability, damages, claims, expenses and costs suffered by the Purchaser as a result of or in connection with any breach of any of the Warranties. The liability of the Seller for breach of Warranty under this Agreement shall not exceed KRW20,000,000,000.

7.6	Effective on the Completion Date, Seller A shall use for the benefit of the Purchaser all rights and interest that it has to the representations and warranties of the Previous Owners as sellers under the 2015 Purchase Agreement, including rights to the Holdback as security for those representations and warranties provided under the 2015 Purchase Agreement for the benefit of the Purchaser.

7.7	Seller A undertakes in relation to the Warranties that to the best of its knowledge, there is no other information of which it is aware, the omission of which would render any of the Warranties inaccurate, incomplete or misleading. Seller A undertakes to notify the Purchaser in writing of any matter or thing of which Seller A becomes aware of and which is or may be a material breach of or materially inconsistent with any of the Warranties.

7.8	Seller A hereby undertakes to fully cooperate with the Purchaser and assist the Purchaser to reach a new Collective Bargaining Agreement successfully with the labor union of the Company before the Completion Date l.

7.9	Each Warranty shall be construed as a separate representation, warranty or undertaking and shall not be limited or restricted by reference to or inference from the terms of any other Warranties or part of this Agreement.

7.10	Seller A agrees with the Purchaser (as trustee for the Company) to waive any rights or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company in connection with the giving of the Warranties.

SHARE PURCHASE AGREEMENT	14

7.11	Each of the Sellers agrees with the Purchaser that at Completion it shall waive its respective rights (if any) against the Company regarding all present and future indebtedness due from the Company to it of whatever nature and all other payment obligations, dividends, monetary liabilities and debts owing or incurred by the Company to it on or at any time prior to the Completion Date whether actual, contingent or deferred.

8.	WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to, and agrees with, the Seller as at the date of this Agreement as follows:

8.1	The Purchaser is duly incorporated and validly existing under the laws of its incorporation, with full power and authority to conduct its business, and is lawfully qualified to do business in those jurisdictions in which it conducts, or is deemed to conduct, business.

8.2	All corporate actions required to be taken by it relating to the execution and delivery of this Agreement and consummation of the transactions herein contemplated shall have been take at or prior to Completion.

8.3	The execution and delivery of this Agreement and the consummation of the transactions herein contemplated do not and will not infringe any applicable law, rule, regulation, judgment, order or decree by which it may be bound.

8.4	In connection with the purchase of the Sale Shares and the Sale Loans, the Purchaser has acted solely in the capacity of an arm's-length contractual counterparty, and the Sellers have not acted as adviser or fiduciary in any way whatsoever in respect of the Purchaser.

8.5	The Purchaser shall maintain its control over the Company at least for twelve months from the Completion Date.

8.6	The Purchaser hereby undertakes to indemnify Seller A against any loss, liability, damages, claims, expenses and costs suffered by Seller A as a result of or in connection with any breach of any of the warranties of the Purchaser. The liability of the Purchaser for breach of warranties under this Agreement shall not exceed KRW20,000,000,000.

9.	RESTRICTIVE COVENANTS

9.1	For the purposes of assuring to the Purchaser the full benefit of the business and goodwill of the Company, Seller A (in this capacity, the "Covenantor") undertakes by way of further consideration for the obligations of the Purchaser under this Agreement that it will not:

(a)	During 24 months from the Completion Date, other than the information covered under Clauses 16.2 and 16.3, after Completion disclose to any person, or himself/itself use for any purpose, and shall use his/its best endeavours to prevent the publication or disclosure of, any information concerning the business, accounts or finances of the Company, or any of its clients’ or customers’ transactions or affairs, which may, or may have, come to his/its knowledge;

(b)	in any Relevant Capacity at any time during 12 months from the Completion Date:

SHARE PURCHASE AGREEMENT	15

(i)	directly or indirectly solicit, interfere with, employ or endeavour to entice away from the Company with a view to competing with the Company any person who, to his/its knowledge, is now, or has during the 12 months preceding the date of this Agreement been, a client, customer, supplier or employee of, or in the habit of dealing with, the Company, provided that communications to an existing client, customer, supplier or employee of Solaire Resort & Casino who may happen to be a client, customer, supplier or former employee of the Company shall not be covered by this restriction; or

(ii)	directly or indirectly carry on or be engaged or concerned or interested in any business in Korea similar to any business carried on by the Company at the date of this Agreement in which the Company shall have been actively involved in the year prior to Completion, provided that this restriction shall not apply to any development or transaction that Seller A may enter into in connection with its Muui and Silmi Islands properties; or

(iii)	at any time use the name or trading style of the Company, or any trademarks or logos or device similar in appearance to any trademarks, in Korea or any other part of the world, or represent itself as carrying on or continuing or being connected with the Company or its business for any purpose whatsoever.

9.2	Nothing in this Clause 9 shall apply to:

(a)	the continuing involvement or any involvement by the Covenantor in any business in which it are on the date of this Agreement directly or indirectly interested and which is disclosed to the Purchaser; or

(b)	the holding by the Covenantor of any securities of the Company; or

(c)	the use or disclosure of any information in the public domain (otherwise than in consequence of any breach by the Covenantor or any provisions of this Agreement or its management or service agreement with the Purchaser from time to time).

9.3	While the restrictions contained in this Clause 9 are considered by the parties to be reasonable in all the circumstances it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Purchaser but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner then the restriction contained in this Clause 9 shall apply with such deletion, restriction or limitation as the case may be.

10.	TAXATION

10.1	Seller A hereby covenants to indemnify the Purchaser to the extent that the payment of any Taxes is not yet due in the Accounts such as liabilities for Taxes arising or incurred since 31 December 2015 up to the Completion Date.

10.2	Where Seller A is liable to make any payment under this Clause 10, Seller A shall make that payment (in cleared funds to an account specified in writing by the Purchaser) within 5 Business Days after the Purchaser has served a notice in writing on Seller A demanding that payment.

SHARE PURCHASE AGREEMENT	16

11.	NO ASSIGNMENT

No party may assign any of its rights or delegate any of its obligations under this Agreement without obtaining the prior written consent of the other party, provided that the Purchaser may assign any of its rights and delegate any of its obligations under this Agreement to any of its affiliates with a prior written notice to the Sellers.

12.	INFORMATION

Seller A shall procure that the Purchaser is given promptly on request all such facilities and information regarding the business, assets, liabilities, contracts and affairs of the Company and of the documents of title and other evidence of ownership of its assets, as the Purchaser may require in relation to the purchase of the Sale Shares and the Sale Loans, subject to such limitations necessary to maintain the confidentiality of this Agreement and transactions contemplated herein.

13.	FURTHER ASSURANCE

Each of the parties shall execute such documents and perform such further acts as the other(s) of them may reasonably require effectively to vest in the relevant parties the legal and beneficial ownership of the Sale Shares free from all charges, liens, encumbrances, equities and other adverse claims and interests and with all rights now and hereafter attaching thereto.

14.	GENERAL

14.1	This Agreement supersedes all previous agreements between the parties or any of them in relation to the sale and purchase of the Sale Shares and the other matters referred to in this Agreement and the parties acknowledge that no claim shall arise in respect of any agreement so superseded.

14.2	This Agreement contains the entire agreement between the parties relating to the sale and purchase of the Sale Shares and the Sale Loans and there are no other representations, warranties, conditions or terms whatsoever applicable thereto whether express or implied.

14.3	Any variation to this Agreement shall be binding only if recorded in a document signed by the parties.

14.4	Time shall be of the essence of this Agreement but no failure by any party to exercise, and no delay on its part in exercising any right hereunder will operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement (including a settlement with the Sellers) preclude any other or further exercise of it or the exercise of any right or prejudice or affect any right against any person under the same liability whether joint, several or otherwise. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

14.5	None of the parties may assign or transfer any of their rights or obligations under this Agreement.

SHARE PURCHASE AGREEMENT	17

15.	NOTICES

15.1	Any notice, claim, demand, court process, document or other communication to be given under this Agreement (collectively "communication" in this Clause 14) shall be in writing in the English language and may be served or given personally or sent to the address (including cable address), telex or facsimile numbers (if any) as set out below or to the registered office for the time being of the party to be served, or to such other address as may have been last notified in writing by such party to the party serving the communication specifically referring to this Agreement. All communications shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of despatch:

Means of despatch	Time of deemed receipt

Local mail or courier	24 hours
Facsimile	on despatch
Air courier/ Speedpost	3 days
Airmail	5 days

To Seller A:	Solaire Korea Co., Ltd.

Address:	Human Star Ville #2602
Dosan-daero 454
Gangnam-gu
Seoul, Korea

Fax	+822-5418847
Number:	+822-5418848[

Attention:	The Board of Directors

with copy to:

Estella Tuason Occena

Address:	3rd Floor ICTSI Administration Bldg.
South Access Road
Manila International Container
Terminal, Manila
Philippines

	Fax	+632-2411187
	Number:	+632-2452185
To Seller B:	Bloomberry	Resorts Corporation

	Address:	The Executive Offices, Solaire Resort & Casino
1 Asean Avenue, Entertainment
City, Tambo, Paranaque City,
Philippines

	Fax	+632-8838939
	Number:	+632-8838908
	Attention:	The Chairman of the Board

SHARE PURCHASE AGREEMENT	18

To the Purchaser:	Iao Kun Jeju Hotel Company Limited

	Address:	Room 1015

Park-In Commercial Centre
56 Dundas Street, Mongkok
Kowloon, Hong Kong

	Fax:	852-3186-2729
	Number:	852-2111-9220
	Attention:	The Board of Directors

with a copy to

Iao Kun Group Holding Company Limited

Address:	Alameda Dr.Carlos
d'Assumpcao No.181-187
Centro Comercial do Grupo
Brilhantismo 12 Andar T Macau

Fax	853 2872 3426
Number:	853 2872 3425
Attention:	The Board of Directors

15.2	A communication served in accordance with Clause 14.1 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee’s address or that the envelope containing such communication was properly addressed and posted or despatched to the addressee’s address or that the communication was properly transmitted by facsimile to the addressee. In the case of facsimile transmission, such transmission shall be deemed properly transmitted on receipt of a satisfactory report of transmission printed out by the sending machine.

15.3	Nothing in this Clause 14 shall preclude the service of communication or the proof of such service by any mode permitted by law.

16.	COSTS AND STAMP DUTY

16.1	Each party shall bear its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and all documents incidental or relating to Completion.

16.2	All stamp duty payable in connection with the sale and purchase of the Sale Shares, if any, shall be borne equally by Seller A on the one part and the Purchaser on the other part.

17.	CONFIDENTIALITY

17.1	Subject to Clause 16.3, each party to this Agreement shall keep strictly confidential and not disclose or use, and to ensure that its respective associates and its respective officers, employees, agents and professional and other advisers keep strictly confidential and not disclose or use, any documents, materials and other information in whatever form, whether technical or commercial, received or obtained by it as a result of entering into this Agreement which relates to:

(a)	the business, financial or other affairs (including future plans and targets) of the Company;

SHARE PURCHASE AGREEMENT	19

(b)	the existence or terms of this Agreement or any transaction contemplated by this Agreement; or

(c)	any discussions or negotiations with regard to this Agreement or any transaction contemplated by this Agreement.

17.2	For the purpose of this Agreement, "Confidential Information" includes the information referred to in Clause 16.1 but does not include any document, material or other information that:

(a)	was lawfully in the possession of the receiving party prior to its disclosure by the disclosing party and had not been obtained from the disclosing party;

(b)	is or becomes generally known to the public (other than by breach of this Agreement or any other obligation of confidentiality owed between the parties);

(c)	is or becomes available to the receiving party other than as a result of a disclosure by a person known by the receiving party to be bound by an obligation of secrecy to the disclosing party; or

(d)	is independently developed by the receiving party without reference to the Confidential Information.

17.3	Clause 16.1 shall not prohibit disclosure or use of any information if and to the extent that:

(a)	the disclosure or use is required by law or by any securities exchange or regulatory or governmental body having jurisdiction over the disclosing party or its associates, wherever situated, and whether or not the requirement has the force of law;

(b)	the disclosure or use is required to vest the full benefit of this Agreement in the receiving party, as the case may be;

(c)	the disclosure or use is required for the purpose of any judicial, arbitration or other similar proceedings arising out of this Agreement, the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the receiving party or the disclosure is reasonably required for the purpose of preparing any statutory accounts of the receiving party;

(d)	the disclosure is made to the associates of the receiving party, or to the officers, employees, agents and professional and other advisers (or any of them) of the receiving party or its associates, where such person has a business-related need to have access to the Confidential Information on terms that such person undertakes to comply with the provisions of Clause 16.1 in respect of such information as if they were a party to this Agreement and the party disclosing such information to such person shall be liable for any breach of this Clause 16 by such party; or

(e)	the disclosing party has been given prior written approval to the disclosure or use, provided that prior to disclosure or use of any information pursuant to this Clause 16.3 (except in the case of disclosure to a taxation authority), the receiving party concerned shall give reasonable prior written notice to the disclosing party (including a copy of any relevant written request which may exist) and the information is disclosed in a manner that is designed to preserve its confidential nature to the extent permitted by law. If on the receipt of such a notice a party wishes to take action to oppose or limit such potential disclosure or seek a protective order in respect of the information required to be disclosed, it may do so at its own cost and the receiving party shall provide it with any reasonable assistance required.

SHARE PURCHASE AGREEMENT	20

18.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Korea and the parties irrevocably submit to the non-exclusive jurisdiction of the Seoul Central District Court of Korea.

SHARE PURCHASE AGREEMENT	21

SCHEDULE 1

DETAILS OF THE COMPANY

Company name:	Golden & Luxury Co., Ltd.

Place of incorporation:	Korea

Company no.:	110111-0353659

Date of incorporation:	5 November 1979

Registered office:	67, Sammu-ro (Yeon-dong), Jeju-si, Jeju-do

Authorised share capital:	KRW250,000,000,000 divided into 500,000,000 shares of KRW500 each

Issued share capital:	KRW8,235,603,500

Issued shares:	16,471,207

		Percentage of
	Name of shareholder	shareholdings

Shareholder:	Solaire Korea Co., Ltd.	96.23%

Directors:	Gwang Shik Shin (Representative Director)

David Yong Shim

Seok Joon Kim

Enrique Klar Razon, Jr.

Jose Eduardo Jusayan Allarilla

SHARE PURCHASE AGREEMENT	22

SCHEDULE 2

WARRANTIES OF SELLER A

1.	Fundamental Condition

It is a fundamental condition to Seller A's sale of the Sale Shares to Purchaser under this Agreement that the Warranties shall cover only the Seller's Management Period. Seller A does not warrant any condition, status or occurrence, and shall not be liable for anything, that accrued or transpired before the commencement of the Seller's Management Period.

2.	Seller A and the Company

2.1	Seller A has the full power to enter into and perform this Agreement and this Agreement will, when executed, constitute binding obligations on it in accordance with its terms.

2.2	The Sale Shares are issued fully paid and are legally and beneficially owned by Seller A free from all Encumbrances and the same are freely transferable by Seller A without the consent, approval, permission, licence or concurrence of any third party.

2.3	The Company has not granted any right to call for the issue of nor agreed to issue at any time after Completion any share or loan capital.

2.4	The Company is not under any contract, options, warrants or any other obligations regarding any part of its capital, issued or unissued, or for the issue of any shares, debentures, warrants, options, or other similar securities.

2.5	The Company has no subsidiary other than a dormant company called FutureBioPharm Inc.

2.6	All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its articles of incorporation and all applicable laws and regulations.

2.7	No dividend or other distribution of profit or assets has been agreed to be declared, made or paid by the Company since the Accounts Date.

2.8	The Company has been duly established and is validly existing under the laws of Korea and has full power, authority and legal rights to own its assets and carry on its business and is not in receivership or liquidation, no steps have been taken to enter liquidation and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of the Company.

2.9	The Company has obtained all necessary consents, approvals, authorisations and Licences from the government authorities or otherwise for the operations of its business and they remain in full force and effect.

2.10	The Company has been in compliance with all laws, internal rules, regulations, terms of governmental approvals and administrative orders applicable to the Company and its product, services, business operation, assets or properties. The Company has not received any notice from any governmental authority of non-compliance with any laws or any other legal requirement, nor is subject to any proceeding, pending or threatened with respect to any alleged non-compliance or violation thereof.

SHARE PURCHASE AGREEMENT	23

2.11	The execution and delivery by Seller A of this Agreement do not, and the sale of the Sale Shares and the consummation of the transactions contemplated by this Agreement will not, require any approval by or in respect of, or filing with, any governmental body, agency or official (whether at the national, provincial, municipal, local or any other level), except that the change in the Representative director of the Company is required to be approved or registered in the relevant government offices which had granted license or permits to the Company.

2.12	The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby (including the sale of the Sale Shares) will not contravene or constitute a default under or violation of (i) any provision of applicable law or regulations, or (ii) the constitutional documents of the Company or (iii) any agreement, judgement, injunction, order, decree or other instrument binding upon the Company.

2.13	So far as Seller A is aware, other than those disclosed as of the date of this Agreement, the Company, or any of its officers, agents or employees (during the course of their duties in relation to the Company) has not committed, or omitted to do, any act or thing the commission or omission of which is, or could be, in contravention of any material laws of Korea, its jurisdiction of incorporation, or any other jurisdiction in which such the Company carries on business or has a presence which is punishable by fine or other penalty and no notice or communication has been received with respect to any alleged, actual or potential violation of or failure to comply with, any of the same; provided, however, that Mr. Sung Hae Cho, the representative of the Previous Owners, or any other person designated by Mr. Sung Hae Cho shall remain as a director of the Company, to the extent such appointment does not result in an adverse effect to the Company, until the earlier of: (i) 22 October 2017, the Holdback Cut-off Date; and (ii) the date on which the Previous Holdback has been fully utitlised.

3	Sale Loans

3.1	Seller A is the legal and beneficial owner of its part of the Sale Loans which are due and owing, and have the right, power and authority to assign and transfer the entire interest in the Sale Loans to the Purchaser free from all Encumbrances.

3.2	At Completion, other than the Sale Loans, there will be no outstanding indebtedness or other liability (actual or contingent) owing by the Company to Seller A, any director of the Company or any person connected with Seller A or with any such director nor will be there any indebtedness owing to the Company by any such person.

3.3	The amount of the Sale Loans owing by the Company to Seller A as at the Completion Date, which will be shown in the Management Accounts, shall not be less than KRW38,600,000,000.

4	Accounts

4.1	The Audited Accounts have been prepared in accordance with the requirements of all relevant statutes and on a consistent basis and in accordance with all financial reporting standards, statements of standard account practice and generally accepted accounting principles in Korea and give a true and fair view of the assets and liabilities and state of affairs of the Company as at the Accounts Date. The Management Accounts have been prepared on the same basis as the Audited Accounts.

4.2	The Audited Accounts make full provision for (or contain a note in accordance with good accounting practice in respect of) all deferred or contingent liabilities (whether liquidated or unliquidated) at the Accounts Date including deferred Taxation where appropriate.

SHARE PURCHASE AGREEMENT	24

4.3	The Management Accounts have been carefully prepared in good faith on a basis consistent with the previous monthly management accounts of the Company and in accordance with the accounting policies of the Company and give a fair view in all respects of the assets and liabilities, profits and losses of the Company as at and for the period to Completion Date.

4.4	The particulars of indebtedness in the Audited Accounts are correct in all material respects and reflect the particulars of indebtedness of the Company as at the Accounts Date.

4.5	There are no liabilities or obligations of any kind whatsoever, whether accrued, fixed, absolute, contingent, known, unknown, determined, determinable or otherwise (and whether due or to become due), of a nature required to be reflected in the Audited Accounts other than (i) liabilities disclosed or provided for in the Audited Accounts and (ii) liabilities incurred in the ordinary course of business after Account Date that are reflected in the Company’s Management Account. Furthermore, the Company has not issued or pledged any direct or indirect guarantee or collateral for indebtedness incurred by any of its shareholders, employees or other third parties.

4.6	All accounts receivable of the Company represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, and each of the accounts receivable will be collected on the day which it becomes due and payable without incurring abnormal costs. Furthermore, all accounts receivable of the Company are subject to no setoffs, counterclaims or adjustments and are clear of all encumbrances.

5	Assets

5.1	All the property and assets which are described and included in the Accounts and in the books of account or records of the Company or which are used in connection with the business of the Company or which are in the ownership of the Company are:

(a)	legally and beneficially owned by the Company with good and marketable title;

(b)	in the possession or under the control of the Company;

(c)	free from all Encumbrances and there is not any agreement or commitment to give or create, and no claim has been made by any person entitled to any Encumbrance; and

(d)	situated in Korea.

5.2	The Company has good title or has the right to use the assets in its Accounts free and clear of any encumbrance. All of such assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear and as compared to other similar assets in terms of year and usage), and are suitable for the purposes for which it is presently used and presently proposed to be used.

6	Litigation

6.1	Except as specifically set out in Schedule 5, the Company is not engaged in (nor is any of its directors, officers, agents or employees in relation to the affairs of the Company engaged in) any legal proceedings (including litigation, arbitration and prosecution) and no such proceedings are pending or threatened, nor are there any facts likely to give rise to such proceedings known or which would on reasonable enquiry be known to the Company or its directors.

SHARE PURCHASE AGREEMENT	25

6.2	There are no judgments or rulings which are expected to have adverse effect on the business or financial status of the Company.

6.3	As of the date of this Agreement, the total claim amount against the Company at issue for all of the pending litigation cases do not exceed KRW15,504,928,000.

7	Company records

7.1	All the books, records, articles of incorporation, minutes and other documents related to the operation of the Company that have been delivered to Purchaser have been accurately prepared consistent with past practice, and accurately reflect official actions of the Company in all material respects. All the meetings of shareholders and board meetings of the Company have been taken place in compliance with the applicable law and the articles of incorporation of the Company.

7.2	The register of shareholders of the Company is correct, there has been no notice of any proceedings to rectify such register, and there are no circumstances which might lead to any application for its rectification.

8	Properties

8.1	The Hotel comprises all the land and premises owned or occupied by the Company at the date hereof and all the estate, interest, right and title whatsoever of the Company in, under, over or in respect of any land or premises.

8.2	The Hotel is not affected by any order or notice of or proceedings involving any governmental or local authority or other statutory body or any agreement with any of the same or by any notices served by the Company on any such authority or body.

8.3	Seller A has delivered to the Purchaser a true and complete copy of the Register of Real Property and the Leases.

8.4	The parties to the Leases have observed and performed all the terms and conditions therein and to the knowledge of Seller A there are no disputes or outstanding or expected claims in the Leases and there are no circumstances giving rise to such disputes or claims.

9	Intellectual Property

9.1	The business of the Company as now carried on, does not, and is not likely to, infringe any intellectual or industrial property right of any other person (or would not do so if the same were valid) and all licences to the Company in respect of any such protection are in full force and effect and no claims have been made and no applications are pending which if pursued or granted may adversely affect the Company or its business.

9.2	The Company has not (otherwise than in the ordinary and normal course of business) disclosed, or permitted to be disclosed, or undertaken or arranged to disclose, to any person other than the Purchaser any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers.

9.3	The Company does not own any intellectual property. There is no intellectual property that is required in all material respects for the Company to conduct its business. Seller A is the registered owner of the Jeju Sun Hotel & Casino under Service Mark Registration No. 41- 2015-002708 issued by the Korean Intellectual Property Office.

SHARE PURCHASE AGREEMENT	26

10	Contracts

10.1	With respect to each material contracts to which the Company is a party:

(a)	Each of the material contracts is in full force and effect and a valid, binding and enforceable obligation of the Company and there is no provisions therein or other events that may make it null and void, subject it to corrective order or cause it to be modified or cancelled by applicable laws. The Company may validly and effectively exercise its rights under each of the material contract.

(b)	The Company is not in material default or breach under any such material contract and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default on the Company.

(c)	Counterparties to each of material contracts are not in material default or breach under any such material contract and there is no events suggesting such default or breach in future.

(d)	No party to any of the material contracts has exercised any termination rights, refused renewal, demanded change in terms and conditions, and no party has given notice of refusal to perform or delay in performance.

(e)	There is no material contract that creates undue obligations on the operation of the Company.

10.2	The Company is not a party to any agreement which the execution or performance of this Agreement will contravene or under which a third party will acquire a right of termination or any option as a result of the execution or performance of this Agreement.

10.3	Seller A has provided to the Purchaser a true, correct and complete copy of each material contract to which the Company is a party.

11	Employees

11.1	The Company has complied with all contractual as well as legal statutory obligations toward its employees, including without limitation its obligations under employment agreements, and is in compliance with all applicable laws relating to employment and labor.

11.2	All pension obligations and wage obligations of the Company have either been fulfilled, are fully funded or are accrued on the balance sheet of the Company in accordance with the applicable law and the applicable actuarial practice.

11.3	The Company has not engaged in any unfair labor practice or violated any applicable law, and there is no unfair labor practice claim or complaint, or workers' compensation claim against the Company pending or threatened before any governmental authority. There is not, nor has there been, any pending or threatened labor disputes affecting the Company, including, without limitation, any strike, slowdown, work stoppage or lockout, nor any proceedings or grievance against the Company by or in respect of its employees, except those relating to the current negotiation for a new Collective Bargaining Agreement.

11.4	No facts exist that would reasonably be expected to give rise to such material claims or actions with respect to establishment of the employment contract between the Company and its outsourced workers. There are no proceedings pending or threatened against the Company by its outsourced workers.

SHARE PURCHASE AGREEMENT	27

11.5	There currently is a labor union among the hotel staff only. No labor union has formed among the casino staff.

11.6	There has been no other discussion between the Company and its labor union and there is no agreement that the union would be separately compensated in relation to the Share Sale.

12	Environmental

12.1	The Company is and has at all times been in compliance with all applicable environmental, health, and safety requirements, and has obtained all material government approvals required under applicable environmental, health and safety requirements, all of which are in full force and effect. There is not, nor has there been, any pending or threatened disputes affecting the Company, including, without limitation, any investigations, actions, proceedings, disputes, claims, notice, citation, summons, or order delivered in writing to the Company by any governmental authority regarding any actual violation by the Company of environmental, health, and safety requirements.

13	Tax

13.1	The Company has timely filed all Tax returns, duly paid all Taxes due and owing under applicable laws. All Tax returns filed by the Company were true, complete, accurate and prepared in accordance with the applicable laws.

13.2	No Tax audits, examinations, actions, proceedings, investigations, disputes, assessments or claims are pending or threatened, with regard to any Tax for which the Company may be liable.

14	Insurance

14.1	The Company maintains insurance policies required by applicable law and other insurance policies customarily carried by companies engaged in businesses similar to the business of the Company. Such insurance policies are in full force and effect and there is no default or breach by the Company under such insurance policies. The Company has not received any notice that any policy will be cancelled.

15	Repetition of Warranties

The Warranties contained in this Schedule 2 shall be deemed to be repeated immediately before Completion and to relate to the facts and circumstances then existing.

16	Full Disclosure

The representations and warranties herein contain no false statement, do not omit any material facts, and do not have the possibility of being distorted. Seller A has delivered to the Purchaser all complete and accurate materials or information that are necessary to consider all transactions relating to this Agreement. The financial statements, documents, materials and information are true, accurate, containing no false or inaccurate statements, and contains all information that is reasonably expected to be reflected therein without omission of any relevant facts.

SHARE PURCHASE AGREEMENT	28

SCHEDULE 3

WARRANTIES OF SELLER B

1	Authority and Capacity

1.1	Seller B is validly existing and is a company duly incorporated under applicable law.

1.2	Seller B has the legal right and full power and authority to enter into, perform and take all action required by this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

1.3	The documents referred to in paragraph 1.2 will, when executed, constitute valid and binding obligations on Seller B, in accordance with their respective terms.

2	Sale Loans

2.1	Seller B is the legal and beneficial owner of its part of the Sale Loans which are due and owing, and have the right, power and authority to assign and transfer the entire interest in its part of the Sale Loans to the Purchaser free from all Encumbrances.

2.2	At Completion, other than its part of the Sale Loans, there will be no outstanding indebtedness or other liability (actual or contingent) owing by the Company to Seller B, any director of the Company or any person connected with Seller B or with any such director nor will be there any indebtedness owing to the Company by any such person.

2.3	The amount of the Sale Loans owing by the Company to Seller B as at the Completion Date, which will be shown in the Management Accounts, shall not be less than KRW6,600,000,000.

3	Repetition of Warranties

The Warranties contained in this Schedule 3 shall be deemed to be repeated immediately before Completion and to relate to the facts and circumstances then existing.

SHARE PURCHASE AGREEMENT	29

SCHEDULE 4

FORM OF SALE LOANS ASSIGNMENT

DATE:                                2016

SOLAIRE KOREA CO., LTD.

(as Assignor)

BLOOMBERRY RESORTS CORPORATION

(as Assignor)

and

IAO KUN JEJU HOTEL COMPANY LIMITED

(as Assignee)

SALE LOANS ASSIGNMENT

SHARE PURCHASE AGREEMENT	30

THIS SALE LOANS ASSINGMNET (this "Assignment") is made on [•] 2016

BETWEEN:

(1)	SOLAIRE KOREA CO., LTD., a company incorporated in Korea having its registered office at Human Star Ville #2602, Dosan-daero 454, Gangnam-gu, Seoul, Korea ("Solaire Korea");

(2)	BLOOMBERRY RESORTS CORPORATION, a company incorporated in the Philippines having its registered office at The Executive Offices, Solaire Resort & Casino, 1 Asean Avenue, Entertainment City, Tambo, Paranaque City Philippines ("Bloomberry" and together with Solaire Korea, the "Assignors"); and

(3)	IAO KUN JEJU HOTEL COMPANY LIMITED, a company incorporated in Hong Kong with limited liability having its registered office at Room 1015, 10/F., Park-In Commercial Centre, 56 Dundas Street, Mongkok, Kowloon, Hong Kong (the "Assignee").

WHEREAS:

(A)	A share purchase agreement dated [•] (the "Agreement") was entered into between the Assignors and the Assignee relating to the sale and purchase of 96.23% of total issued and outstanding capital stock of Golden & Luxury Co., Ltd. (the "Company") and the assignment of the Sale Loans (as defined in the Agreement).

(B)	The Company is as at the date hereof indebted or owing to the Assignors in the amount of KRW45,200,000,000 (being the total amount of the Sale Loans).

(C)	Pursuant to the Agreement, the Assignors shall at Completion (as defined in the Agreement) assign the Sale Loans to the Assignee.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1.	Words and expressions defined in the Agreement shall, unless the context otherwise requires or expressly defined herein, have the same meaning when used in this Assignment.

2.	In consideration of the Assignee's payment of KRW38,600,000,000 or US$ equivalent of such KRW amount.to Solaire Korea and KRW6,600,000,000 or US$ equivalent of such KRW amount to Bloomberry, respectively, each of the Assignors hereby unconditionally, definitely and irrevocably assigns to the Assignee absolutely all its right, title, benefit, advantage and interest of and in the amount of the Sale Loans free from all claims, charges, liens, encumbrances, options, defects and equities of any kind whatsoever to the intent that the Assignee shall be the legal and beneficial owner thereof and shall be solely and absolutely entitled thereto.

3.	Each of the Assignors hereby represents and warrants to the Assignee that:

3.1	all information contained in this Assignment (including the recitals) is true and accurate;

3.2	the Sale Loans are due and payable and are still valid and subsisting and free from all or any encumbrance, compromise, release, waiver and dealing or any agreement for any of the same;

3.3	it has all the right, authority and power to assign its benefit of and in the Sale Loans in the manner set out in this Assignment;

SHARE PURCHASE AGREEMENT	31

3.4	the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Assignment by each of the Assignors will not conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Assignor is a party;

3.5	it is not necessary or advisable under any law to file, register or otherwise record this Assignment in any public office or elsewhere or to pay any stamp, registration or similar tax on or in relation to this Assignment in order to ensure the legality, validity, enforceability, effectiveness or admissibility in evidence of this Assignment;

3.6	no litigation, arbitration or administrative proceeding is currently taking place or pending or threatened against the Assignors or their assets which if adversely determined would have a material adverse effect on the ability of the Assignors to perform its obligations under this Assignment.

4.	Each of the Assignors hereby covenants with the Assignee immediately on receipt to pay to the Assignee any payments or other money which may be received by either of the Assignors from the Company in respect of the Sale Loans and until such payment to hold the same on trust for the Assignee from the date of this Assignment.

5.	All payments made by the Assignors pursuant to clause 4 under this Assignment shall be made gross, free of any rights of counterclaim or set-off and without any deductions or withholdings of any nature.

6.	The Assignors shall, forthwith upon execution of this Assignment, give notice of the assignment herein contained to, and obtain an acknowledgment thereof from, the Company, in the forms set out in Appendix I.

7.	Any notice to be given pursuant to the terms of this Assignment shall be given in writing to the party due to receive such notice at its registered office from time to time set out in this Assignment or such other address as may have been notified to the other parties in accordance with this clause 6. Notice shall be delivered personally or sent by first class prepaid recorded delivery or registered post (airmail if overseas) or by facsimile transmission and shall be deemed to be given in the case of delivery personally on delivery and in the case of posting (in the absence of evidence of earlier receipt) 48 hours after posting (six days if sent by airmail) and in the case of facsimile transmission on completion of the transmission provided that the sender shall have received printed confirmation of transmission.

8.	This Assignment may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

9.	This Assignment shall be governed by and construed in accordance with the laws of Korea and the parties irrevocably submit to the non-exclusive jurisdiction of the Seoul Central District Court of Korea

SHARE PURCHASE AGREEMENT	32

IN WITNESS WHEREOF this Assignment has been executed on the day and year first above written.

THE ASSIGNORS

SIGNED by David Yong Shim	)
for and on behalf of	)
SOLAIRE KOREA CO., LTD.	)
)
in the presence of:	)

SIGNED by Enrique K. Razon, Jr.	)
for and on behalf of	)
BLOOMBERRY RESORTS CORPORATION	)
)
in the presence of:	)

THE ASSIGNEE

SIGNED by	)
for and on behalf of	)
IAO KUN JEJU HOTEL COMPANY LIMITED	)
)
in the presence of:	)

SHARE PURCHASE AGREEMENT	33

APPENDIX I: FORMS OF NOTICE AND ACKNOWLEDGMENT

Part 1: Notice of Assignment

Date:

To:	GOLDEN & LUXURY CO., LTD.
67, Sammu-ro, Yeon-dong Jeju-si, Jeju-do
Korea 690-724 Dear Sirs,

Re: Assignment of Sale Loans

We refer to the Sale Loan Assignment (the "Assignment Agreement") dated 2016 and entered into between us as assignors and Iao Kun Jeju Hotel Company Limited as assignee (the "Assignee").

We hereby give you notice that by the Assignment Agreement, we have assigned and transferred to the Assignee all of our present and future rights, title, interests and benefits in and to the Sale Loans (as described in the Assignment Agreement) including all incomes, revenues and other monies generated or receivable by or payable to us from you under or in connection with the Sale Loans.

We hereby unconditionally and irrevocably notify you that as from the date hereof, any amount of the Sale Loans due and payable to us (including without limitation sums arising from any judgment), whether of principal, interest, fees or otherwise, shall be paid directly to the Assignee and all obligations which you are liable under the Sale Loans shall become owed to the Assignee.

This letter shall be governed by and construed in accordance with the laws of Korea and the parties irrevocably submit to the non-exclusive jurisdiction of the Seoul Central District Court of Korea

Please acknowledge your receipt and consent to this notice by signing and returning to the Assignee the letter of acknowledgment and consent enclosed.

Yours faithfully,

For and on behalf of	For and on behalf of
SOLAIRE KOREA CO., LTD.	BLOOMBERRY RESORTS CORPORATION

Name:	David Yong Shim	Name:	Enrique K. Razon, Jr.
Title:	Chief Executive Officer	Title:	Chairman and Chief Executive Officer

SHARE PURCHASE AGREEMENT	34

Part 2: Acknowledgment and Consent

Date:

To:	IAO KUN JEJU HOTEL COMPANY LIMITED
Room 1015, 10/F. Park-In Commercial Centre
56 Dundas Street
Mongkok, Kowloon, Hong Kong

Dear Sirs,

Re:	Assignment of Sale Loans

We hereby acknowledge receipt of the above notice of assignment dated 2016 (the "Notice") of which this is a copy.

We unconditionally consent to the assignment of the Sale Loans to you pursuant to the terms and conditions of the Sale Loans Assignment and further undertake to you that we shall make all payments of the Sale Loans directly to you or as you shall direct.

We acknowledge, consent to, and undertake to comply with, the terms of the Notice.

We further confirm that we have not received any prior notice of transfer, assignment or interest from any third party in relation to the Sale Loans (other than in your favour).

This letter shall be governed by and construed in accordance with the laws of Korea and the parties irrevocably submit to the non-exclusive jurisdiction of the Seoul Central District Court of Korea

Yours faithfully,

For and on behalf of

GOLDEN & LUXURY CO., LTD.

Name:
Title:

SHARE PURCHASE AGREEMENT	35

SCHEDULE 5

LEGAL PROCEEDINGS

No.	Case No.	Filing date	Plaintiff	Nature of claim	Claim Amount (Unit: KRW 1,000)
1	2015da68553	13.11.08.	Lee Chang- kyu	Loan receivable	300,000
2	2014na1043	13.07.22.	Kim Sung-ho	Transfer of movable property	106,558
3	2014na39956	13.08.06.	Shin Jong- ryul	Assigned receivable	3,000,000
4	2014gadan5255858	14.04.10.	Lee Yon-suk	Promissory note	400,000
5	2014gahap102639	14.11.24.	Kim Sung-ho	Unjust enrichment	1,000,000
6	2014gadan237541	14.12.03.	Kang You- sik	Assigned receivable	40,000
7	2014gadan17960	14.12.11.	Kim Su- kyung	Damage claim	25,000
8	2015Na1576	14.12.31.	GNL	Claim objection	210,000
9	2015gahap1289	15.02.23.	Kim Dong- hwa	Assigned receivable	650,000
10	2015gahap1693	15.05.11.	Park Sung- gul	Compensation	500,000
11	2015cha36878	15.08.07	Park Gu-jin	Contractual amount	85,800
12	2015guhap5027	15.01.12	Jeju District	Administrative Litigation Case	397,570
13			GNL	Compensation for damage	7,262,500
14			GNL	Trading Profit from Short- term Return	488,937
15			GNL	Compensation for damage	265,000
16			GNL	Unjust Enrichment	1,706,588
17			GNL	Amount of Unjust Enrichment	300,000
18			GNL	Unjust Enrichment	376,500

19			GNL	Cancellation of Suspension of Business	-
20			GNL	Cancellation of imposition disposition of Tourism Promotion Fund	-
21			GNL	Compensation for Damages	100,000
22			Hwee Gwang Construction	Amount for Agreement	7,000,000
23			SP Holdings	Compensation for Damages	2,000,000
			Total		26,214,453

SHARE PURCHASE AGREEMENT	36

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SELLER A SIGNED by David Yong Shim for and on behalf of SOLAIRE KOREA CO., LTD. in the presence of:	) ) ) ) )

SHARE PURCHASE AGREEMENT	37

SELLER B SIGNED by Enrique K. Razon, Jr. for and on behalf of BLOOMBERRY RESORTS CORPORATION in the presence of:	) ) ) ) )

SHARE PURCHASE AGREEMENT	38

THE PURCHASER

SIGNED by Vong Hon Kun	)
for and on behalf of	)
IAO KUN JEJU HOTEL COMPANY LIMITED	)
)
in the presence of:	)

SHARE PURCHASE AGREEMENT	39